MSPC
Certified Public
Accountants and Advisors, P.C.

November 28, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read Item 4.01 of the Current Report on Form 8-K of Emerson Radio Corp. dated November 28, 2023, which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our firm contained in such Form 8-K. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ MSPC

MSPC
Certified Public Accountants and Advisors,
A Professional Corporation

MOORE
An independent firm associated with
Moore Global Network Limited

www.mspc.cpa
340 North Avenue, Cranford, NJ 07016-2496 908 272-7000
546 5th Avenue, 6th Floor, New York, NY 10036-5000 212 682-1234